Exhibit 5.7

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl

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Meritor, Inc.
2135 West Maple Road	F.L. Tanke
Troy, Michigan 48084-7186	M. Janssen
United States of America

11 June 2015
10014548-26216995-000047/2695082-v3\AMSDMS/FLT/TEI

Re: Meritor Netherlands B.V., Arvin Holdings Netherlands B.V. and Meritor Holdings Netherlands B.V.

Dear Sirs,

I. Introduction

We are acting as your Dutch legal counsel (advocaten) in respect of (i) Meritor Netherlands B.V. ("Meritor Netherlands"), a company incorporated under the laws of the Netherlands with its principal offices in Hoofddorp, the Netherlands, (ii) Arvin Holdings Netherlands B.V. ("Arvin"), a company incorporated under the laws of the Netherlands with its principal offices in Hoofddorp, the Netherlands, and (iii) Meritor Holdings Netherlands B.V. ("Meritor Holdings"), a company incorporated under the laws of the Netherlands with its principal offices in Hoofddorp, the Netherlands, for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with:

(A)	an amended and restated subsidiary guaranty (the "Subsidiary Guaranty"), dated 11 June 2015, issued by the Initial Guarantors thereto (including Meritor Netherlands, Arvin and Meritor Holdings) in favour of The Bank of New York Mellon Trust Company, N.A. in its capacity as Trustee under the Indenture for the benefit of the Holders of Securities (all terms as defined therein); and

(B)	an underwriting agreement (the "Underwriting Agreement"), dated 8 June 2015, by and between, inter alios, Meritor Netherlands, Arvin and Meritor Holdings as guarantor, Meritor, Inc. as company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the several underwriters named in Schedule A thereto.

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.
Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

II. Documents

For the purposes of this opinion, we have examined, and relied solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document (the "Documents"):

a)	a scanned copy, received by email, of the executed Subsidiary Guaranty;

b)	a scanned copy, received by email, of the executed Underwriting Agreement;

c)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of Meritor Netherlands, dated 3 June 2015, inter alia, authorising the execution by Meritor Netherlands of the Documents (the "Meritor Netherlands Board Resolution");

d)	a scanned copy, received by email, of the executed written resolutions of the general meeting of Meritor Netherlands, dated 3 June 2015, inter alia, authorising the execution by Meritor Netherlands of the Documents;

e)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of Arvin, dated 3 June 2015, inter alia, authorising the execution by Arvin of the Documents (the "Arvin Board Resolution");

f)	a scanned copy, received by email, of the executed written resolutions of the general meeting of Arvin, dated 3 June 2015, inter alia, authorising the execution by Arvin of the Documents;

g)	a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of Meritor Holdings, dated 3 June 2015, inter alia, authorising the execution by Meritor Holdings of the Documents (the "Meritor Holdings Board Resolution");

h)	a scanned copy, received by email, of the executed written resolutions of the general meeting of Meritor Holdings, dated 3 June 2015, inter alia, authorising the execution by Meritor Holdings of the Documents;

i)	a scanned copy, received by email, of the excerpt, dated 10 June 2015, from the trade register of the Chamber of Commerce (the "Chamber of Commerce") regarding the registration of Meritor Netherlands with the Chamber of Commerce under number 34114018, confirmed by telephone on the date hereof to be up-to-date (the "Meritor Netherlands Excerpt");

j)	a scanned copy, received by email, of the excerpt, dated 10 June 2015, from the Chamber of Commerce regarding the registration of Arvin with the Chamber of Commerce under number 34306316, confirmed by telephone on the date hereof to be up-to-date (the "Arvin Excerpt");

k)	a scanned copy, received by email, of the excerpt, dated 10 June 2015, from the Chamber of Commerce regarding the registration of Meritor Holdings with the Chamber of Commerce under number 34121370, confirmed by telephone on the date hereof to be up-to-date (the "Meritor Holdings Excerpt");

l)	a scanned copy, received by email, of the deed of incorporation (akte van oprichting) of Meritor Netherlands dated 3 May 1999;

m)	a scanned copy, received by email, of the deed of incorporation (akte van oprichting) of Arvin dated 9 July 2008;

n)	a scanned copy, received by email, of the deed of incorporation (akte van oprichting) of Meritor Holdings dated 22 September 1999;

o)	a scanned copy, received by email, of the articles of association (statuten) of Meritor Netherlands, dated 5 February 2014, as deposited with the Chamber of Commerce and which, according to the Meritor Netherlands Excerpt, are the current articles of association of Meritor Netherlands being in force on the date hereof to have remained unaltered since that date;

p)	a scanned copy, received by email, of the articles of association (statuten) of Arvin, dated 5 February 2014, as deposited with the Chamber of Commerce and which, according to the Arvin Excerpt, are the current articles of association of Arvin being in force on the date hereof to have remained unaltered since that date;

q)	a scanned copy, received by email, of the articles of association (statuten) of the Meritor Holdings, dated 5 February 2014, as deposited with the Chamber of Commerce and which, according to the Meritor Holdings Excerpt, are the current articles of association of Meritor Holdings being in force on the date hereof to have remained unaltered since that date;

r)	the power of attorney granted by Meritor Netherlands and incorporated in the Meritor Netherlands Board Resolution authorising each of Mark Richard Schaitkin and Arny Nai Chung Tong, acting individually to execute and deliver the Opinion Documents on behalf of Meritor Netherlands;

s)	the power of attorney granted by Arvin and incorporated in the Arvin Board Resolution authorising each of Mark Richard Schaitkin and Arny Nai Chung Tong, acting individually to execute and deliver the Opinion Documents on behalf of Arvin; and

t)	the power of attorney granted by Meritor Holdings and incorporated in the Meritor Holdings Board Resolution authorising each of Mark Richard Schaitkin and Arny Nai Chung Tong, acting individually to execute and deliver the Opinion Documents on behalf of Meritor Holdings.

The documents under a) and b) above are hereinafter collectively referred to as the "Opinion Documents". The documents under c) through (including) t) are hereinafter collectively referred to as the "Corporate Documents". The documents under c), e) and g) are hereinafter collectively referred to as the "Board Resolutions". The documents under c) through (including) h) are hereinafter collectively referred to as the "Resolutions". The documents under l) through (including) n) are hereinafter collectively referred to as the "Deeds of Incorporation". The documents under r) through (including) t) are hereinafter collectively referred to as the "Powers of Attorney". Meritor Netherlands, Arvin and Meritor Holdings are hereinafter collectively referred to as the "Company Entities" and each a "Company Entity".

Words importing the plural include the singular and vice versa.

Except as stated herein, we have not examined any documents entered into by or affecting a Company Entity or any corporate records of such Company Entity and have not made any other enquiries concerning such Company Entity.

III. Assumptions

In examining and describing the Documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	the genuineness of all signatures on all documents or on the originals thereof;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents and each of the Documents accurately records all terms agreed between the parties thereto and that the documents specified in the Board Resolutions are congruent with and accurately specify the Opinion Documents;

(iii)	that each party to any Document (other than any Company Entity) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv)	the power, capacity (corporate, regulatory and other) and authority of all parties (other than any Company Entity) to enter into and perform their obligations under the Documents to which they are a party and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any such parties;

(v)	that under any applicable law, other than the laws of the Netherlands, the Documents have been duly authorised and validly executed and delivered by all parties thereto (including any Company Entity);

(vi)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of the Netherlands as may relate to or be required in respect of (a) the Documents, (b) the lawful execution of the Documents, (c) the parties to the Documents (including any Company Entity) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including any Company Entity) or such other persons, (e) the borrowing of monies and the vesting or perfection of any security interest contemplated by the Documents or (f) the creation of valid and legally binding obligations of all parties to the Documents (including any Company Entity) and that such obligations are enforceable against such parties in accordance with their respective terms;

(vii)	that the obligations under the Opinion Documents which are to be performed in any jurisdiction outside the Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;

(viii)	the accuracy and completeness as at the date hereof of the Corporate Documents and the factual matters stated, certified or evidenced thereby and that the Resolutions and the Powers of Attorney and any other powers of attorney used in relation to the Documents have not been and will not be amended, superseded, repealed, rescinded or annulled;

(ix)	that the Deeds of Incorporation are valid notarial deeds (notariële aktes), that the contents thereof are correct and complete and that there are no defects in the incorporation of any Company Entity on the basis of which a court may dissolve such Company Entity, it being hereby confirmed that on the face of the Deeds of Incorporation it does not appear that the Deeds of Incorporation are not valid notarial deeds or that there were any defects in the incorporation of any Company Entity;

(x)	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than the Netherlands;

(xi)	that the Documents and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) do not and will not result in a breach of the laws of any relevant jurisdiction other than that of the Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

(xii)	that (1) no Company Entity has passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) a Company Entity, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Company and that a Company Entity has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of a Company Entity or its assets, (4) no Company Entity has been subjected to emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht), (5) no Company Entity has been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen), (6) no decision has been taken to dissolve (ontbinden) a Company Entity by (a) the Chamber of Commerce under article 2:19a of the Dutch Civil Code or (b) the competent court (rechtbank) under article 2:21 of the Dutch Civil Code.

This assumption is supported by (i) certifications and confirmation to that effect in the Resolutions, (ii) confirmations obtained as of the date hereof from (a) the Bankruptcy Clerk Office (faillissementsgriffie) (b) the EU Insolvency Register (EU Insolventieregister) and (c) the Civil Clerk Office (civiele griffie) of the competent courts in the Netherlands confirming that each of the Company Entities' has not been declared bankrupt, that a moratorium of payments has not been granted and that it is not registered in the register of non objection (register van non verzetten) and (iii) the confirmation obtained by telephone today from the Chamber of Commerce that each of the Company Entities' has not been declared bankrupt or dissolved nor a moratorium of payments has been granted, that no administrator (bewindvoerder) has been appointed, and that the Chamber of Commerce does not intend to dissolve each of the Company Entities;

(xiii)	that the execution of the Documents to which each Company Entity is a party and the performance of the transactions contemplated thereby are in the best corporate interest of such Company Entity and are not prejudicial to its creditors (present and future);

(xiv)	that to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by a Company Entity, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency (other than the laws of the Netherlands), such power of attorney authorises such attorney-in-fact to bind each Company Entity towards the other party or parties thereto;

(xv)	that none of the managing directors of a Company Entity has a conflict of interest (in private or otherwise) which would preclude any of the managing directors of a Company Entity from participating in the deliberations and the decision-making process concerned in accordance with Article 2:239(6) of the Dutch Civil Code;

(xvi)	that no Notes (as defined in the Underwriting Agreement) have been or will be offered in the Netherlands other than in accordance with the Dutch Act on Financial Supervision (Wet op het financieel toezicht);

(xvii)	that the Company Entities (i) have not received and will not receive repayable funds (opvorderbare gelden) except from persons or entities that are or are deemed to be "professional market parties" as such terms is defined in and pursuant to the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and its subordinated and implementing decrees and regulations and (ii) have not received and will not receive repayable funds (opvorderbare gelden) from the "public" (within the meaning of article 4(1) Capital Requirements Regulation (Regulation (EU) 575/2013) and the rules promulgated thereunder, as amended or any subsequent legislation replacing that regulation);

(xviii)	that a Company Entity is not controlled by or otherwise connected with a person, organisation or country which is, currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in the Netherlands under the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or the Environmental Management Act (Wet Milieubeheer) (including all regulations other decrees and other legislative instrument promulgated thereto), or is otherwise the target of any such sanctions and all regulations promulgated thereto;

(xix)	that all parties have entered or will enter into the Opinion Documents to which they are expressed to be a party from time to time for bona fide commercial reasons and at arm's length terms;

(xx)	that there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein;

(xxi)	that each Company Entity has and will have its "centre of main interests" (as that term is used in Article 3(1) of the EU Regulation on Insolvency Proceedings (EC No. 1346/2000) (the "EU Insolvency Regulation") in the Netherlands; and

(xxii)	that no Company Entity has nor will have an "establishment" (as defined in Article 2(h) of the EU Insolvency Regulation) outside of the Netherlands.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents, and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than the Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in the Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

IV. Opinion

Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

Corporate Status

1.	Each Company Entity is a corporation duly incorporated and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)

2.	Each Company Entity has the corporate power and capacity to enter into, to execute and to deliver the Opinion Documents and to undertake and perform the obligations expressed to be assumed by it under the Opinion Documents.

Execution

3.	No Company Entity has failed to take any necessary corporate action in connection with its authorisation, execution and delivery of the Opinion Documents, the absence of which may give such Company Entity the right to assert against contracting third parties acting in good faith that it has not validly entered into the Opinion Documents.

V. Qualifications

The opinions expressed above are subject to the following qualifications:

(i)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the "Principal"), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the "Attorney"), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment;

(ii)	The Dutch Central Bank (De Nederlandsche Bank N.V., the "DNB") may require any Netherlands resident company to comply with certain notification and registration requirements of DNB in connection with payments to be made or received by such Company Entity to or from non-residents of the Netherlands in accordance with the Reporting Instructions Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (Wet Financiële Betrekkingen Buitenland 1994). A failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Documents or any payment made or to be made thereunder. Any Netherlands resident company will have to notify DNB if it falls within the scope of the External Financial Relations Act 1994. Such notification to DNB may result in a request from DNB to such Company Entity to comply with the notification and registration requirements in the first sentence;

(iii)	The concept of "delivery" of a document is not known or required under the laws of the Netherlands to render a document valid, binding and enforceable;

(iv)	Pursuant to Article 5:2 of the Financial Supervision Act, it is prohibited to offer securities (effecten) in the Netherlands unless a properly approved prospectus is generally available; and

(v)	Article 2:7 of the Dutch Civil Code entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met.

The Supreme Court of the Netherlands (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account. In particular, it should be taken into account whether the interests of the company were served by the transaction.

Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realisation of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to nullification pursuant to Article 2:7 of the Dutch Civil Code, which view is supported by the Dutch Supreme Court.

In practice, the concept of ultra vires has rarely been applied in court decisions in the Netherlands. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result in (internal) liability of the managing directors toward the legal entity.

VI. Confidentiality and Reliance

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter:

(a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of the Netherlands and be brought before a Dutch court;

(b)	speaks as of the date stated above;

(c)	is addressed to you and is solely for your benefit;

(d)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein; and

(e)	may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you, except that it may be disclosed, but only on the express basis that they may not rely on it, to the United States Securities and Exchange Commission in connection with the filing of a current report on form 8-K to be filed by the addressee with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended from time to time.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of the Netherlands as they stand at today's date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion the expressions "we", "us", "our" and like expressions should be construed accordingly.

Yours sincerely,

/s/ F.L. Tanke	/s/ M. Janssen
F.L. Tanke	M. Janssen